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                                                                 EXHIBIT 10.2

               DISTRIBUTION AGREEMENT BETWEEN EMERGENCY FILTRATION PRODUCTS, INC. AND HUMAN MEDICAL OPTIONS INTERNATIONAL, LTD.

     This Agreement ("Agreement") is entered into effective as of the first day of August, 1999 (the "Effective Date"), by and between Emergency Filtration Products, Inc., a Nevada corporation ("EFP") whose principal office is located at 4335 South Industrial Road, Suite 440, Las Vegas, Nevada 89103, and Human Medical Options International, Ltd., a B.V.I. Corporation registered in Utah ("HMO") whose principal office is located at 170 North 200 West, St. George, Utah 84770.

                                    RECITALS:

     WHEREAS, EFP is the owner of the patent filtration technology evidenced by US Patent No. 5575279 ("Patent"); and

     WHEREAS, HMO desires to provide distribution services for any and all products that emanate from the Patent, solely for use in the medical field, and

     WHEREAS, EFP desires to engage HMO to provide such distribution services all upon the terms as hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing recitals, the undertakings contained in this Agreement, and Ten Dollars and other valuable consideration, the parties hereto agree as follows:

     1. Distributorship Appointment. EFP hereby appoints HMO as a distributor on behalf of EFP for the sale and placement of the Products, as defined hereafter, within the Territory defined in paragraph 2, below:

          a) HMO must meet minimum yearly sales requirements in order to obtain distributorship appointment for the following year. August 1, 1999 will be the start date to obtain distributorship. HMO will be granted distributorship appointment until July 31, 2000.

          b) Minimum sales requirements shall be 320,528 units of Product (any combination of all medical products as described in paragraph 3), August 1, 1999 to July 31, 2000 for the first year. The second and third years of agreement will advance to minimums of 400,660 units of product for the term August 1, 2000 to July 31, 2001 and 500,825 units for the term August 1, 2001 to July 31, 2002.

          c) Acceptance. HMO accepts the appointment described above and agrees to use its reasonable efforts to actively manage the distribution channels for the Products, including the provision of promotion, product placement, account management, sales and



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marketing, margin management, and general management activities to facilitate and maximize the sale of the Products.

     2. Territory. For the purposes of this agreement, the Territory includes the countries of Turkey, Germany, England, South Africa and Australia. Any accounts that HMO may set up outside of these Territorial boundaries must first be approved in writing by EFP.

     3. Products. As used in this Agreement, "Products" refers to those products which are to be used solely in the medical field and are derivative from RespAide(TM).

     4. Term. Terms of this Agreement are defined in Section 1 herein for distributorship appointment for EFP. The term of this agreement shall be three years. HMO will have the distributorship rights to continue as distributor for EFP during that three year period so long as HMO meets the requirements of
Section 1. Thereafter the term of this Agreement shall be automatically extended for successive three year periods unless or until (a) this Agreement is terminated as provided in Section 11, or (b) either party hereto gives the other at least ninety days advance written notice of its intention to terminate this Agreement.

     5. Placement of Orders. HMO shall place its orders for the Products by delivery of written or electronic purchase orders to EFP or by such other method as approved by EFP from time to time. EFP will use reasonable efforts to fill the orders promptly, and advise HMO in advance of any inability to make full and timely delivery of any products ordered by HMO. As long as EFP's efforts are reasonable, no negative consequences shall be imposed on EFP for failure to make full and timely delivery.

     6. Sales to HMO. The price for the Products to be purchased by HMO from EFP shall be as reflected on Exhibit "A" attached hereto. EFP reserves the right to raise pricing structure a maximum of one time per contract year based on increased costs to EFP. HMO shall be notified in writing a minimum of thirty days in advance of any pricing increases.

     7. Payment. HMO shall pay EFP for the Products within thirty (30) days after the date of invoice or the date of delivery, whichever is later. EFP reserves the right to charge a late fee equal to 18% per anum of any outstanding invoices not paid within thirty days.

     8. Shipment. EFP will deliver the Products to the destination designated by HMO and will bill HMO for the shipping and insurance charges incurred. HMO will be responsible for any documents, titles, CE Marks or any other entity needed to export EFP products to countries named in Section 2 of this Agreement.


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     9. Warranty. EFP warrants to HMO that the Products sold under this
Agreement shall be merchantable at the time and point of delivery in accordance with all government and regulatory requirements, and fit for the purposes for which they are intended. Additionally EFP warrants to HMO that all products will be manufactured to the specifications outlined in the white papers. (See Exhibit "B") Furthermore, EFP warrants that all products will be tested in accordance to the FDA guidelines for quality control and standards set forth by EFP to the manufacturer.

     10. Marketing and Distribution.

          a) Service and Solicitation. HMO shall conduct its business with respect to the Products in a businesslike and appropriate manner, in accordance with all laws and regulations.

          b) Insurance. HMO shall maintain general liability insurance, including motor vehicle insurance, in such form and amounts as may reasonably be required by EFP.

     11. Termination of Agreement for Cause. Either party may terminate this Agreement before the expiration of its term if either party commits a breach of any material provision of this Agreement, and fails to cure that breach (if curable) within thirty (30) days after written notice from the non-breaching party describing the claimed breach. The non-breaching party may immediately terminate this Agreement without further notice, provided that the party who desires to terminate this Agreement has satisfied all the material obligations required of it under this Agreement. The written notice must specify the facts constituting the breach and must state that the party giving the notice intends to terminate this Agreement if the failure is not cured.

     12. Logo. EFP retains exclusive right to determine what its trademark and logo shall be including its design and colors. Included in the appointment of HMO is the royalty free right for HMO to use the logos and/or trademarks used by EFP on the Products on HMO's letterhead, business cards, trucks and vehicles so long as such use is pre-approved by EFP in writing and such use is incidental to the business of distributing the Products. HMO shall at all times recognize the validity of EFP's trademarks, and acknowledges that HMO has no ownership or property right thereon.

     13. Promotion and Advertisement. EFP shall furnish to HMO a reasonable supply of sales literature and promotional materials and items regarding the Products created from time to time by EFP. This includes at least one thousand
(1000) units, annually, of each of the Products. HMO may undertake such promotional activities and may undertake and distribute promotional items, including, but not limited to, the foregoing, as it deems appropriate and consistent with the successful distribution of the Products and with the enhancement of the goodwill of the Products.



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     14. Indemnification. EFP and HMO agree to indemnify each other as follows:

          a) EFP agrees to indemnify, defend and hold HMO and its successors and assigns harmless from and against, and to reimburse them for, all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and legal expenses) suffered or incurred by HMO relating to or arising from a third party claim for personal injury, property damage or other damage or injury resulting from the manufacture of the Products, so long as any Products involved have not been modified; for breach of any specific warranty made herein by EFP, so long as any Products involved have not been modified; for damage arising as a result of any statements made by EFP about the Products in its written product literature, so long as any Products involved have not been modified; and for any breach by EFP of any provisions of this Agreement.

          b) HMO agrees to indemnify, defend and hold EFPand its successors and assigns harmless from and against, and to reimburse them for, all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and legal expenses) suffered or incurred by EFP relating to or arising from a third party claim for personal injury, property damage or other damage or injury resulting from the manufacture of the Products, whenever any Product involved has been modified by or through the express or tacit approval or with the intentional ignorance of HMO; for breach of any specific warranty made herein by HMO; and for damage arising as a result of any statements made by EFP about the Products in its written product literature, whenever any Product involved has been modified by or through the express or tacit approval or with the intentional ignorance of HMO; and and for any breach by HMO of any provisions of this Agreement.

          c) As a means for satisfying any requirement for indemnification to HMO by EFP, EFP agrees to include HMO as an additional insured on its product liability insurance and provide a certificate of insurance to HMO at its request.

          d) The requirements for indemnification contained in this Section shall remain in full force and effect subsequent to the expiration or termination of this Agreement.

     15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     16. Waiver. Either party may waive compliance by the other with any of the provisions herein, but no waiver shall be binding unless executed in writing by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether similar or not, nor shall any waiver constitute a continuing waiver, unless expressly stated otherwise.


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     17. Notice. Any notice, instruction or communication required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed given when actually received, or, if earlier, three (3) days after deposit in the United States mail for delivery by certified mail, return receipt requested, first class postage pre-paid, addressed to the principal offices of such party as set forth on the first page of this Agreement or to such other address as such party may specify by written notice.

     18. Entire Agreement. This Agreement and the documents and agreements contemplated herein constitute the entire agreement between the parties with regard to the subject matter hereof. There have been, and there are now, no agreements, representations, or warranties between or among the parties other than those set forth herein or herein provided for.

     19. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstances, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

     20. Breaching of Agreement. Breaching party will pay non-breaching parties attorneys fees.

     21. Choice of Law and Forum. The formation, interpretation and performance of this Agreement shall be governed by the law of the State of Nevada. No lawsuit pertaining to any matter arising under or growing out of this Agreement shall be instituted in any place other than Nevada.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date set forth on the first page hereof.


                                      Emergency Filtration Products, Inc.


                                      By: /s/ MICHAEL J. CRNKOVICH
                                          ------------------------------------
                                          Michael J. Crnkovich, President


                                      Human Medical Options International, Ltd.


                                      By: /s/ RAMON J. WALTON
                                          ------------------------------------
                                          Ramon J. Walton, Chairman & CEO

[HUMAN MEDICAL OPTIONS
INTERNATIONAL LTD. SEAL]

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                                   EXHIBIT "A"

                                  PRODUCT PRICE


Product Number              Description                                Price
--------------              -----------                                -----
R2-101                      RespAide(TM) Kit with nylon                $ 9.25
                            carry bag and accessories

R2-102                      RespAide(TM) Kit with                      $ 7.50
                            accessories

R2-103                      RespAide(TM) Mask                          $ 6.75

R2-107                      RespAide(TM) Valve                         $ 4.95


RespAide(TM) Respirator and Circuit Ventilator Valve to be priced at a later date.



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                                   EXHIBIT "B"

           Please refer to "white papers" attached to this document.




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